Exhibit 99.1

Contacts

Julie LeberLauren Burgos

Spotlight Marketing CommunicationsSpotlight Marketing Communications

949.427.1391949.427.1399

julie@spotlightmarcom.com lauren@spotlightmarcom.com

Strategic Storage Trust IV Acquires Land for Development of Approximately 900-Unit Self Storage Facility in Ontario, Canada
Acquisition is a joint venture with SmartCentres Real Estate Investment Trust

ONTARIO – (Oct. 3, 2018) – Strategic Storage Trust IV, Inc. (SST IV), a public non-traded real estate investment trust sponsored by SmartStop Asset Management, LLC (SmartStop), announced today the acquisition of approximately two acres of land in Oshawa, Ontario, Canada. Purchased in a joint venture with SmartCentres Real Estate Investment Trust, the vacant lot will serve as the development site for an approximately 900-unit self storage facility.

“This tract of land is ideally located, facing Highway 401, one of the busiest highways in this region of Canada,” said Wayne Johnson, chief investment officer. “We are pleased to partner with SmartCentres, one of Canada’s largest REITs, on this acquisition that will further expand Strategic Storage Trust IV’s portfolio in Canada and is expected to generate strong value for investors.”

Located at 642 Champlain Ave., the self storage facility will encompass approximately 119,000 gross square feet. The project is expected to break ground in the fourth quarter of 2018.

About Strategic Storage Trust IV, Inc. (SST IV)

SST IV is a Maryland corporation that intends to qualify as a real estate investment trust for federal income tax purposes for the taxable year ended December 31, 2017. SST IV focuses on the acquisition of stabilized and growth self storage properties. SST IV owns 7 properties comprising approximately 4,300 self storage units and 481,800 net rentable square feet of storage space, as well as one vacant lot of land for development.

About SmartStop Asset Management, LLC (SmartStop)

SmartStop is a diversified real estate company focused on self storage, student housing and senior housing assets. The company has approximately $1.6 billion of real estate assets under management, including 118 self storage facilities located throughout the United States and Toronto, Canada, comprised of approximately 75,000 units and 8.6 million rentable square feet. SmartStop’s real estate portfolio also includes five student housing communities with approximately 2,800 beds and 1.1 million square feet of space, as well as four senior housing communities with approximately 650 beds and 500,000 rentable square feet of space. SmartStop is the sponsor of four public non-traded REITs: Strategic Storage Trust IV, Inc., Strategic Storage Trust II, Inc., and Strategic Storage Growth Trust, Inc., all focused on self storage assets, and Strategic Student & Senior Housing Trust, Inc., focused on student and senior housing assets. SmartStop is also a national sponsor of Section 1031 exchange offerings using the Delaware statutory trust structure. Additional information regarding SmartStop is available at www.SAM.com and more information regarding SmartStop® Self Storage in the United States and Canada is available at www.smartstopselfstorage.com.

About SmartCentres

SmartCentres is one of Canada’s largest real estate investment trusts with total assets of approximately $9.5 billion CAD. It owns and manages 34 million square feet of retail space in value-oriented, principally Walmart-anchored retail centers, having the strongest national and regional retailers as well as strong neighborhood merchants. The retail centers continue to experience industry-leading occupancy levels of 98.0%. In addition, SmartCentres is a joint venture partner in the Premium Outlets locations in Toronto and Montreal with Simon Property Group. SmartCentres is expanding the breadth of its portfolio to include residential (single-family, condominium and rental), retirement homes, office, and self storage, either on its large urban properties such as the Vaughan Metropolitan Centre or as an adjunct to its well-located existing shopping centers. For more information on SmartCentres, visit www.smartcentres.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s public filings with the Securities and Exchange Commission. This is neither an offer nor a solicitation to purchase securities.

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